Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
www.creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: October 26, 2005

Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Pink Sheets Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES OPERATING RESULTS FOR THE THIRD QUARTER OF 2005

Southfield, Michigan – October 26, 2005 – Credit Acceptance Corporation (Pink Sheets: CACC) (the “Company”) announced certain operating results for the third quarter of 2005. Results for the quarter and nine months ended September 30, 2005 compared to the same periods in 2004 include the following:

•	Loan origination dollar volume decreased 3.3% for the quarter and increased 2.3% for the nine months.

•	Loan origination unit volume increased 9.0% for the quarter and 9.1% for the nine months.

•	The number of active dealer-partners increased 37.7% for the quarter and 45.6% for the nine months.

•	Loan origination unit volume per active dealer-partner decreased 20.8% for the quarter and 25.1% for the nine months.

Dealer-Partner Enrollments and Volume

The number of active dealer-partners is a function of new dealer-partner enrollments and attrition. Active dealer-partners are dealer-partners who submit at least one loan during the period. The following table summarizes the changes in active dealer-partners and corresponding unit volume for the three and twelve months ended September 30, 2005 and 2004:

	Three Months Ended September 30, 2005			Three Months Ended September 30, 2004
	Dealer-Partners	Unit Volume	Average	Dealer-Partners	Unit Volume	Average
Production from quarter ended June 30 of the same year	1,224	19,018	15.5	899	17,268	19.2
Attrition (1)	(140)	(565)	4.0	(66)	(254)	3.8
Volume change from dealer-partners active in both periods	n/a	(8)	n/a	n/a	161	n/a

Current period volume from dealer-partners active both periods	1,084	18,445	17.0	833	17,175	20.6
New dealer-partners (2)	198	1,442	7.3	105	962	9.2
Restarts (3)	36	150	4.2	19	238	12.5

Current period production	1,318	20,037	15.2	957	18,375	19.2

	Twelve Months Ended September 30, 2005			Twelve Months Ended September 30, 2004
	Dealer-Partners	Unit Volume	Average	Dealer-Partners	Unit Volume	Average
Production from 12 month period ending 1 year ago	1,125	73,331	65.2	850	59,246	69.7
Attrition (1)	(209)	(3,404)	16.3	(156)	(4,193)	26.9
Volume change from dealer-partners active in both periods	n/a	(5,442)	n/a	n/a	3,534	n/a

Current period volume from dealer-partners active both periods	916	64,485	70.4	694	58,587	84.4
New dealer-partners (2)	697	16,320	23.4	408	13,831	33.9
Restarts (3)	34	568	16.7	23	913	39.7

Current period production	1,647	81,373	49.4	1,125	73,331	65.2

(1)	Dealer-partner attrition is measured according to the following formula: dealer-partners active during the prior period who become inactive in the current period.

(2)	Excludes new dealer-partners that have enrolled in the Company’s program, but have not submitted at least one loan during the period.

(3)	Restarts are previously active dealer-partners that were inactive during the prior period who became active during the current period.

Unit volumes produced in the current quarter exceeded the comparable period of 2004 by 1,662 units (9.0%). Unit volumes produced over the prior 12 months exceeded the comparable period by 8,042 units (11.0%).

The increase in unit volumes is primarily the result of production from new dealer-partners, partially offset by a decline in volumes from existing dealer-partners and from volume lost due to attrition.

The Company believes the decline in loans per dealer-partner is primarily the result of a more difficult competitive environment.

The increase in new dealer-partner enrollments in the third quarter of 2005 is primarily due to the new policy implemented in the first quarter of 2005. The new policy allows prospective dealer-partners to enroll in the Company’s program without paying the $9,850 enrollment fee. Prospective dealer-partners choosing this option instead agree to allow the Company to keep 50% of the first accelerated dealer holdback payment. This payment, called Portfolio Profit Express, is paid to qualifying dealer-partners after 100 loans have been originated and assigned to the Company. Based on the historical average of Portfolio Profit Express payments, the Company expects average enrollment fee revenue per dealer-partner for those dealer-partners electing the new option and reaching 100 loans will be approximately $15,000 — $20,000. Approximately 65% of the dealer-partners that enrolled during the third quarter of 2005 took advantage of this new enrollment option.

Loan Originations and Loans Outstanding (1)

(Dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
Number of loans originated	20,037	18,375	9.0%	64,902	59,484	9.1%
Loan originations	$232,358	$240,236	(3.3%)	$772,084	$754,635	2.3%
Average loan size	$11.6	$13.1	(11.5%)	$11.9	$12.7	(6.3%)
Number of loans outstanding at period end (2)	162,512	140,491	15.7%	162,512	140,491	15.7%

(1)	Data reported in the table above relates to the United States, the Company’s only business segment that continues to originate new loans.

(2)	The number of loans outstanding at period end is comprised of active loans with an outstanding balance that have not been written off. The Company’s policy is to write off loans after 270 days have passed and no payment has been received.

The average contract size generated in the current quarter decreased 11.5%. The Company generally expects the average contract size to increase over time following the trend of used vehicle prices and average wage rates. This expectation is consistent with our historical experience. Periodically, program changes impact this overall trend. The Company made changes to its loan program in the fourth quarter of 2004 and in the second quarter of 2005 that had the effect of reducing the average contract size. The Company believes these program changes had an overall positive impact on the Company’s financial results.

Loan Portfolio Performance

The following table compares the Company’s forecast of collection rates for loans originated by year in the United States as of September 30, 2005 with the forecast as of December 31, 2004:

	September 30, 2005	December 31, 2004
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1992	82.0%	81.8%	0.2%

1993	76.2%	76.0%	0.2%

1994	62.3%	62.1%	0.2%

1995	55.4%	55.3%	0.1%

1996	55.4%	55.5%	(0.1%)

1997	58.4%	58.6%	(0.2%)

1998	67.6%	67.6%	0.0%

1999	72.0%	72.0%	0.0%

2000	72.2%	72.2%	0.0%

2001	67.4%	67.3%	0.1%

2002	69.5%	69.1%	0.4%

2003	72.1%	71.8%	0.3%

2004	71.3%	70.5%	0.8%

During the quarter ended September 30, 2005, collection rates were generally consistent with the Company’s expectations.

The following table presents forecasted collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections in the United States that have been realized as of September 30, 2005. The amounts presented are expressed as a percent of the original loan amount by year of loan origination.

Loan Origination	Forecasted			% of Forecast
Year	Collection %	Advance %	Spread %	Realized
1992	82.0%	35.3%	46.7%	100.0%
1993	76.2%	37.3%	38.9%	100.0%

1994	62.3%	41.8%	20.5%	100.0%

1995	55.4%	45.3%	10.1%	100.0%

1996	55.4%	48.4%	7.0%	99.6%

1997	58.4%	48.3%	10.1%	99.1%

1998	67.6%	49.4%	18.2%	99.0%

1999	72.0%	52.3%	19.7%	98.5%

2000	72.2%	50.9%	21.3%	97.9%

2001	67.4%	48.0%	19.4%	96.2%

2002	69.5%	45.7%	23.8%	92.9%

2003	72.1%	47.0%	25.1%	78.6%

2004	71.3%	48.3%	23.0%	50.7%

2005	-	50.8%	-	—

Although the advance percentage is higher in 2005 as compared to 2004, the Company expects loans originated to date during 2005 to be slightly more profitable than 2004 originations as a result of (1) higher expected collection rates, (2) additional fee revenue related to the Company’s GAP product introduced in the first quarter of 2005, and (3) an increase in the monthly fee charged to dealer-partners for access to the Company’s patented Credit Application Processing System (“CAPS”) from $499 to $599 effective March 1, 2005.

Liquidity (in thousands)

			Cash
	September 30, 2005	September 30, 2004	Increase / (Decrease)
Cash	$14,336	$1,135	$13,201
Restricted Cash (1)	30,401	21,910	8,491

Total Cash	$44,737	$23,045	$21,692
Outstanding Revolving Credit	$169,500	$98,700	$70,800
Other Debt (2)	24,569	110,148	(85,579)

Total Debt	$194,069	$208,848	$(14,779)
Repurchase of common stock, net of stock options exercised			$(1,418)
Revolving Credit Capacity Available (3)	$160,150	$230,950

(1)	Restricted cash includes funds in trust accounts that are utilized by the Company’s third party vehicle service contract administrators to pay claims on vehicle service contracts. As of September 30, 2005 and September 30, 2004, there was $9.7 million and $4.2 million, respectively, available in the trusts to pay claims.

(2)	Other debt includes the Company’s term secured financing, mortgage note, and capital lease obligations.

(3)	Revolving credit capacity available consists of the Company’s $135 million line of credit facility with a commercial bank syndicate and $200 million revolving warehouse facility with an institutional investor less $5.4 million for letters of credit issued less the amount of outstanding revolving credit.

Over the last twelve months, cash flow from operations was used to reduce outstanding debt by $14.8 million, increase cash balances by $21.7 million, repurchase $1.4 million in common stock (net of stock option proceeds) and increase the Company’s investment in loans receivable. The precise amount of the increase in loans receivable is not available at this time, as it will be impacted by the change in accounting methodology discussed below.

Restatement

On June 24, 2005, the Company issued a press release announcing a change in accounting methodology for its loan portfolio and the Company’s pending restatement of its previously reported financial results. The Company currently anticipates completing this process and filing its past due reports in early 2006.

The Company has two debt facilities that require the Company to timely file its public reports. The Company has received waivers of this requirement on both debt facilities through December 15, 2005. The Company intends to continue to provide its lenders with quarterly financial statements based on the Company’s historical loan accounting policies until the restatement is complete and is confident that any necessary waivers providing the Company with additional time to complete its public filings will be received.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this release that are not historical facts, such as those using terms like “believes,” “expects,” “anticipates,” “assumes,” “forecasts,” “estimates,” “intends” and those regarding the Company’s future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent the Company’s outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

•	the Company’s potential inability to accurately forecast and estimate the amount and timing of future collections,

•	the Company’s pending restatement of prior years financial statements,

•	increased competition from traditional financing sources and from non-traditional lenders,

•	the unavailability of funding at competitive rates of interest,

•	the Company’s potential inability to continue to obtain third party financing on favorable terms,

•	the Company’s potential inability to generate sufficient cash flow to service its debt and fund its future operations,

•	adverse changes in applicable laws and regulations,

•	adverse changes in economic conditions,

•	adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

•	the Company’s potential inability to maintain or increase the volume of automobile loans,

•	an increase in the amount or severity of litigation against the Company,

•	the loss of key management personnel or the inability to hire qualified personnel,

•	the effect of terrorist attacks and potential attacks, and

•	various other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company’s results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded under the symbol CACC. For more information, visit www.creditacceptance.com.